Exhibit 4
                          ----------

                  SECOND AMENDED AND RESTATED
                CERTIFICATION OF INCORPORATION
                 OF ACQUIPORT TWO CORPORATION
                 ----------------------------

  FIRST: The name of the Corporation is ACQUIPORT TWO CORPORATION. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 22, 1988, and amendments thereto were filed on October 28, 1988 and July 11, 1989. A Restated Certificate of Incorporation was filed on October 16, 1992 and a change of agent was filed on June 27, 1995. This Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation, as heretofore amended, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware Corporation Law.

  SECOND: The registered office of the Corporation in the State of Delaware is to be located at 1209 Orange Street, Wilmington, New Castle County. Its registered agent at such address is The Corporation Trust Company.

  THIRD: The purpose of the Corporation is to acquire property, hold title to and collect income from such property and remit the entire amount of income from such property (less expenses) to the Sole Stockholder of the Corporation, which is an organization exempt from taxation pursuant to Section 501(c)(2) of the Internal Revenue Code of 1986, as amended.

  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Five Hundred
  (500) designated as common stock and the par value of each share of common stock is One Dollar ($1.00), amounting in the aggregate to Five Hundred Dollars ($500.00).

  FIFTH: All corporate powers of the Corporation shall be exercised by or under the direction of the board of directors except as otherwise provided by law or as stated in this Article FIFTH.

  In limitation of the powers conferred by law, neither the board of directors nor the officers shall be authorized, nor have the power to do the following, without receiving the approval (in writing or at a meeting of the Sole
  Stockholder duly called and held) of the Sole Stockholder:

           (i) to create, cause to be created or approve the creation of any lien, pledge or security interest upon, or sell, assign, convey or otherwise transfer, or cause to be sold, assigned, conveyed or otherwise transferred, any real property or tangible personal property of the Corporation;

           (ii) to enter into, or agree to enter into, or approve any transaction, agreement or contract (including management or brokerage agreements) on behalf of the Corporation, except transactions, agreements or contracts entered into in connection with the operation of the property of the Corporation pursuant to an Annual Business Plan (as defined below);

           (iii) notwithstanding anything to the contrary contained herein, to enter into, or agree to enter into or approve, any leases (including, without limitation, any space leases) of any property owned or to be owned by the Corporation, except for leases consistent with the terms of the applicable Annual Business Plan and substantially in the form of a standard form of lease (approved in writing or at a meeting of the Sole Stockholder duly called and held);

           (iv)    to join, institute or cause to be
                   instituted, any legal action or claim,
                   suit or proceeding, whatsoever, whether
                   civil, criminal, administrative or
                   investigative, except legal actions,
                   claims, suits or proceedings in
                   connection with (a) contesting real
                   estate tax assessments, (b) evicting any tenant of any of the Corporation's property as a result of such tenant's bankruptcy, insolvency, liquidation or similar condition or (c) any action on a contract involving an amount not in excess of $50,000;

           (v)     to create, establish, participate in,
                   operate or approve, on behalf of the
                   Corporation, any account (including,
                   without limitation, any checking,
                   savings, time deposit, or special
                   account) at any bank, savings
                   institution, credit union or like
                   organization, (a) without first giving
                   written notice (which notice must



                   identify all signatories or restrictions or limitations thereon and must be updated, from time to time, when signatories or restrictions or limitations are changed) of the proposed establishment of such account, and (b) unless the account permits a person designated in writing from time to time by said holders (without restriction as to amount and without further authorization or signature of any other signatory) to make transfers via written instructions for wire transfer only to a bank account designated in writing from time to time by said holders;

           (vi) to amend, modify, adopt or repeal the by-laws or certificate of incorporation of the Corporation;

           (vii) notwithstanding anything to the contrary contained herein, and except as expressly set forth in an Annual Business Plan, to enter into, or agree to enter into or approve, any transaction, agreement or contract (including management and brokerage agreements and leases), whatsoever with, or to make any other payment whatsoever to, any officer or director of the Corporation or with any entity employing such officer or director or any affiliate thereof (including, without limitation, any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such entity), or with any entity or natural person that has any substantial business, financial or personal relationship with any such officer, director, entity or affiliate (the approval by the Sole Stockholder being valid as to a transaction within the scope of this subclause only if such approval shall specifically state that it is being given to a transaction to which this subclause is applicable);

           (viii) to enter into, or agree to enter into or approve any agreement whereby the
                   Corporation will act as guarantor, co-
                   guarantor, insurer or surety; and



           (ix) to engage in or approve any activity not in the ordinary course of the business of the Corporation.

  The approval of the Sole Stockholder contemplated by this Article FIFTH need not be specific as to each transaction (except for transactions to which subclause (vii) shall apply) and, once given, may be revoked by written notice given to each of the directors of the Corporation at their last known business address.

  "Annual Business Plan" as used above shall mean an annual plan of operation of the property of the Corporation, prepared by or on behalf of the Board of Directors and approved (in writing or at a meeting of the Sole Stockholder duly called and held) by the Sole Stockholder, which Annual Business Plan shall contain (a) a budget of all costs, expenses and fees expected to be incurred by the Corporation during such year, including, but not limited to, marketing costs and expenses, administrative costs and expenses, legal fees, governmental fees, management and leasing fees, insurance premiums, utility costs and expenses, taxes, asset management fees and other operating costs and expenses, as well as tenant improvement costs, leasing commissions and other allowances and capital improvements, (b) projected revenue from the property of the Corporation, (c) restrictions which limit the directors' and officers' authority to approve or enter into leases without the approval (in writing or at a meeting of the Sole Stockholder duly called and held) of the Sole Stockholder and (d) such other information as the Sole Stockholder of the Corporation may request from time to time.

  SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its Sole
  Stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its Sole Stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
  Section 174 of the Delaware General Corporation Law, or
  (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General
  Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General
  Corporation Law, as so amended. Any repeal or modification of this Article SIXTH by the Sole Stockholder of the Corporation shall not adversely affect any right or



  protection of a director of the Corporation existing at the time of such repeal or modification.

  SEVENTH: Subject to Article SIXTH, no person shall be liable to the Corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director or officer of the Corporation in good faith, if such person (i) exercised or used the same degree of diligence, care and skill as an ordinarily prudent man would have exercised or used under the circumstances in the conduct of his own affairs, or (ii) took, or omitted to take, such action in reliance upon advice of counsel for the Corporation, or upon statements made or information furnished by officers or employees of the Corporation which he had reasonable grounds to believe to be true, or upon a financial statement of the Corporation prepared by an officer or employee of the Corporation in charge of its accounts or certified by a public accountant or firm of public accountants.

  EIGHTH: Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-laws, agreement, vote of the Sole Stockholder, provision of law or otherwise, as well as their rights under this Article.

  By-laws may be adopted from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation,



  or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person against such liability.

  NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its Sole Stockholder or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware order a meeting of the creditors or class of creditors, and/or of the Sole stockholder of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the Sole Stockholder of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class or creditors, and/or on the Sole Stockholder of this Corporation, as the case may be, and also on this Corporation.

  TENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

  ELEVENTH: Any director or the entire board of directors may be removed, with or without cause, at any time by the Sole Stockholder, and the vacancy in the board of directors caused by such removal may be filled by the Sole
  Stockholder at the time of such removal.

  TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon the Sole Stockholder, directors and other persons herein are granted subject to this reservation.



  THIRTEENTH: The Corporation shall have one class of stock only, and there shall not be permitted to be more than one
  (1) holder of the Corporation's one class of stock and any purported transfer of stock that would result in more than one (1) stockholder shall be null and void and without effect.

  FOURTEENTH: Upon the consent of the Sole Stockholder of the Corporation, any investment advisor of the Corporation shall be dismissed with or without cause. The Corporation shall not enter into any agreement with any investment advisor that is not terminable upon at least 30 days notice by the Corporation.

       IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate this 22 day of December, 1997.


                             /s/  Jerome J. Clacys, III
                             ----------------------------
                             Name:  Jerome J. Clacys, III
                             Title: President